Delisting Determination, The Nasdaq Stock Market, LLC, March 21, 2025, Bright Green Corporation.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the security of Bright Green Corporation.
effective at the opening of the trading session on March 31, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5250(c)(1).
The Company was notified of the Staff determination on August 13, 2024. On August 19, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815. The Panel issued a Decision on September 17, 2024 informing the Company that they would suspend the Company's security on September 19, 2024 because the Company failed to submit its Written Submission as required by Listing Rule 5815(a)(5). Because the Company failed to submit its Written Submission, the Company was not entitled to a Hearing. The Company security was suspended on September 19, 2024. The Staff determination to delist the Company security became final on November 1, 2024.